Exhibit 99.1

Greg Lee – Tyson's Chief Administrative Officer and

International President – Announces Early Retirement

Springdale, Arkansas -- April 3, 2007 -- Tyson Foods, Inc. (NYSE: TSN) announced today that Greg Lee, the company's Chief Administrative Officer and International President, has decided to retire early from full time employment. Lee is a longtime Tyson executive and was scheduled to retire next February when his current employment contract expires. Effective today, Lee will be assisting the company in transitioning his duties for the next several weeks.

“Greg spent 27 years helping build and grow Tyson Foods, so his leaving the company will not be easy,” said Dick Bond, Tyson’s President & CEO.  “He will be missed by all, but we take comfort in knowing he will still be available on a consulting basis in the future."

"My career at Tyson has been rewarding in so many ways,” said Lee.  “It has been exciting to see the company grow from the small regional chicken company it was when I started, to the largest protein provider on the planet. With our international business in the capable hands of Rick Greubel and our Discovery Center up and running, I know the best is yet to come."

"The Tyson family greatly appreciates Greg's dedicated service to the company over the last three decades," said Tyson Chairman John Tyson.  "He has been a stalwart team member wherever he was needed and we will miss having him here on a day to day basis."

In accordance with his agreement with the company, Lee will, in the next several weeks be assisting with the transition; including helping determine how his past duties and responsibilities will be assigned going forward.  An announcement on those decisions is expected in the next 30 days.

Tyson Foods, Inc. [NYSE: TSN], founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson®” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. The company has approximately 107,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

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Contact: Gary Mickelson 479-290-6111